EXHIBIT 16.1

MONEY MARKET OBLIGATIONS TRUST

UNANIMOUS CONSENT OF TRUSTEES

The undersigned, being all of the Trustees of Money Market Obligations Trust (“Trust”), hereby consent, in accordance with the laws of the Commonwealth of Massachusetts and Article V of the Declaration of Trust, and Article V, Section 8, of the Bylaws of the Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees of the Trust:

RESOLVED,	that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Federated Government Cash Series, a portfolio of Cash Trust Series Inc., into Federated Government Obligations Fund, a portfolio of the Trust.

WITNESS the due execution hereof this 14th day of May, 2015.

/s/ John F. Donahue	/s/ Charles F. Mansfield, Jr.
John. F. Donahue	Charles F. Mansfield, Jr.

/s/ J. Christopher Donahue	/s/ Thomas M. O’Neill
J. Christopher Donahue	Thomas M. O’Neill

/s/ John T. Collins	/s/ P. Jerome Richey
John. T. Collins	P. Jerome Richey

/s/ Maureen Lally-Green	/s/ John S. Walsh
Maureen Lally-Green	John S. Walsh

/s/ Peter E. Madden
Peter E. Madden